                      Exhibit 15.1

MANAGING GENERAL PARTNER OF

BROOKFIELD RENEWABLE ENERGY PARTNERS L.P.

BOARD OF DIRECTORS CHARTER

February 2016

1.       Purpose of the Partnership and the Managing General Partner

Brookfield Renewable Energy Partners L.P. (“Brookfield Renewable”) and its related entities have been established by Brookfield Asset Management Inc. (“BAM”) as BAM’s  primary vehicle through which it will acquire renewable power assets on a global basis.  The purpose of Brookfield Renewable is to (i) establish, acquire and/or hold interests in Brookfield Renewable Energy L.P. (“BRELP”) and, subject to approval of the Managing General Partner (as defined below), in other entities involved in the power generating and development business; (ii) engage in any activity related to the capitalization and financing of Brookfield Renewable’s interests in  BRELP and such other entities; and (iii) engage in any activity that is incidental to or in furtherance of the foregoing and that is approved by its general partner and that lawfully may be conducted by a limited partnership organized under the Limited Partnership Act  1883 (Bermuda) and Brookfield Renewable’s limited partnership agreement.

The general partner of Brookfield Renewable (the “Managing General Partner”) is responsible for conducting, directing and managing all activities of Brookfield Renewable.

2.       Role of the Board

The board of directors (the “Board”) of the Managing General Partner meets regularly to review reports by Brookfield Renewable’s Service Provider (as defined below) on Brookfield Renewable’s performance and other relevant matters of interest. In addition to the general supervision of the Service Provider,  the Board performs the following functions:

(a)        supervising the affiliates of BAM that are engaged in the provision of management services under the master services agreement (collectively, the “Service Provider”);

(b)        capitalizing and financing Brookfield Renewable’s interests in BRELP;

(c)        providing oversight of the activities of BRELP; and

(d)        overseeing the other activities of the Managing General Partner.

3.       Authority and Responsibilities

The Board meets regularly to review reports by the Service Provider on Brookfield Renewable’s performance. In addition to the general supervision of the provision of services by the Service Provider, the Board performs the following functions:

(a)        risk assessment – assessing the major risks facing Brookfield Renewable and reviewing, approving and monitoring the manner of addressing  those risks;

(b)        communications and disclosure policy – adopting a communications and disclosure policy for Brookfield Renewable, including ensuring the timeliness and integrity of communications to unitholders and establishing suitable mechanisms to receive stakeholder views;

(c)        corporate governance – developing Brookfield Renewable’s approach to corporate governance, including developing a set of corporate governance principles and guidelines applicable to Brookfield Renewable;

(d)        internal controls – reviewing and monitoring the controls and procedures within Brookfield Renewable to maintain its integrity, including its disclosure controls and procedures, and its internal controls and procedures for financial reporting and compliance; and

(e)        maintaining integrity – on an ongoing basis, satisfying itself that the chief executive officer and other executive officers of the Service Provider create a culture of integrity throughout the organization, including compliance  with Brookfield Renewable’s Code of Business Conduct & Ethics and its Anti-bribery and Anti-corruption Policy.

Brookfield Renewable’s main purpose is to hold limited partnership interests of BRELP.  Accordingly, the Board performs its functions principally through requiring that the general partner of BRELP perform comparable functions in respect of BRELP, including adopting policies in respect of communications and disclosure and corporate governance that are comparable to those of the Managing General Partner.  The policies of BRELP must also impose appropriate obligations on the entities in which it invests.  Both the Managing General Partner and the general partner of BRELP will fulfill their responsibilities regarding the evaluation of risks and internal controls through receiving and evaluating reports on such matters from entities in which they invest.

4.       Composition and Procedures

(a)        Size of Board and Selection Process – The directors of the Managing General Partner are elected by its shareholders from time to time.  The Nominating and Governance Committee recommends  to the full Board the nominees for election to the Board and the Board proposes a slate of nominees for election, the number of which is subject to limits in its constating documents. The Nominating and Governance Committee also recommends the number of directors from time to time.

(b)        Qualifications – Directors should have the highest personal and professional ethics and values and be committed to advancing the best interests of Brookfield Renewable.  They should possess skills and competencies in areas that are relevant to the Managing General Partner’s activities. At least three directors and at least a majority of the directors will be independent directors based on the rules and guidelines of applicable stock exchanges and securities regulatory authorities. If the Chair of the Board is not independent, there shall be a Lead Independent Director of the Board selected by the Board on the recommendation of the Nominating and Governance Committee.

(c)        Meetings – The Board holds  at least four scheduled meetings a year. The Board is responsible for its agenda. Prior to each Board meeting, the Chair of the Board discusses agenda items for the meeting with the Service Provider. Materials for each meeting are distributed to the directors in advance of the meetings.  If the Chair of the Board is absent from a meeting, the other directors shall select a director  from those in attendance to act as chair of the meeting.  The directors shall appoint a secretary to be the secretary of all meetings and to maintain minutes of all meetings and deliberations of the Board.

At the conclusion of each regularly scheduled meeting, the independent directors meet separately. The Lead Independent Director chairs these in-camera sessions.

(d)        Committees – The Board has established the following standing committees to assist it in discharging its responsibilities: Audit and Nominating and Governance. Special committees may be established  from time to time to assist the Board in connection with specific matters. The chair of each committee reports to the Board following meetings of their committee. The governing charter of each standing committee is reviewed and approved annually by the Board.

(e)        Evaluation – The Nominating and Governance Committee performs an annual evaluation of the effectiveness of the Board as a whole, the committees of the Board and the contributions of individual directors, and provides a report to the Board on the findings of this evaluation. In addition, each committee assesses its own performance annually.

(f)         Compensation – The Nominating and Governance Committee recommends to the Board the compensation for directors and supervises any changes to the fees to be paid pursuant to the master services agreement (it is the policy of the Managing General Partner that management directors do not receive compensation for their service on the Board). In reviewing the adequacy and form of compensation for directors, the Nominating and Governance Committee seeks to ensure that the director compensation reflects the responsibilities and risks involved in being a director of the Managing General Partner and aligns the interests of the directors with the best interests of Brookfield Renewable.

(g)        Access to Outside Advisors – The Board and any committee may at any time retain outside financial, legal or other advisors at the expense of the Managing General Partner.  Any director may, subject to the approval of the Chair of the Board, retain an outside advisor at the expense of the Managing General Partner.

(h)        Charter of Expectations – The Board has adopted a Charter of Expectations for Directors which outlines the expectations the Managing General Partner places on its directors in terms of professional and personal competencies, performance, behaviour, conflicts of interest, limited partnership interest ownership and resignation events.

This Charter of the Board was reviewed and approved by the Board on February 3, 2016.